EXHIBIT 99.1

Midway Gold Corp.

MDW:TSX-V; MDW:NYSE-AMEX

Midway Gold Appoints New CFO

April 17th, 2013

Midway Gold Corp. ("Midway") is pleased to announce that Mr. John Labate will be joining the Midway team as the new Chief Financial Officer. Mr. Labate will work with Mr. Fritz Schaudies, the Company’s current CFO, to ensure a seamless transition of his Chief Financial Officer duties.

Ken Brunk, the Company’s Chairman, President and CEO stated, “First, we would like to thank Fritz for his work at Midway. His advancement of the company’s financial systems has been very valuable and is extremely appreciated. While we are sad to see him go, we all wish him the very best in health and happiness. As we move forward, we are delighted to welcome John Labate to Midway. John brings a wealth of financial experience gained from his many years in the mining industry and we believe he will be a great fit for the company.”

Mr. Labate brings over 30 years of financial experience to the Midway team having been CFO of dually listed mining companies since the mid-90s. Mr. Labate is joining Midway from Behre Dolbear where he has been Managing Director in the management-consulting group. Prior to his consultancy, he was Senior Vice President and CFO of Golden Star Resources. While SVP and CFO of Golden Star, Mr. Labate established lines of credit, including revolving debt and reclamation bonding, implemented strong spending controls and analysis, and strengthened supply chain functions. Prior to his tenure with Golden Star, Mr. Labate was Vice President and CFO of Constellation Copper Corporation where he was responsible for all financial and administrative activities for the TSX-listed copper/zinc mining and development company. John holds a B.S. in Accounting from San Diego State University.

ON BEHALF OF THE BOARD
"Kenneth A. Brunk"
Kenneth A. Brunk, Chairman, President and CEO

About Midway Gold Corp.

Midway Gold Corp. is a precious metals company with a vision to explore, design, build and operate gold mines in a manner accountable to all stakeholders while assuring return on shareholder investments. For more information about Midway, please visit our website at www.midwaygold.com or contact Jaime Wells, Investor Relations Analyst, at (877) 475-3642 (toll-free).

Neither the TSX Venture Exchange, its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) nor the NYSE MKT accepts responsibility for the adequacy or accuracy of this release.

This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include, but are not limited to, statements about Mr. Labate’s experience and anticipated contributions to the Company. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors identified in the Company's SEC filings and its filings with Canadian securities regulatory authorities. Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change.